EXHIBIT 99.1 TO 8-K

Dated February 19, 2015

Seacoast Banking Corporation of Florida

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6085

SEACOAST TO APPOINT STEPHEN FOWLE AS CHIEF FINANCIAL OFFICER

STUART, FL, February 19, 2015 – Seacoast Banking Corporation of Florida (NASDAQ-NM: SBCF), a bank holding company whose principal subsidiary is Seacoast National Bank (the “Bank”), today announced that Stephen A. Fowle will be joining the company as Executive Vice President and Chief Financial Officer (CFO) for Seacoast and the Bank. Fowle will join Seacoast in April 2015.

William (Bill) Hahl, Seacoast’s current CFO, intends to retire and has agreed to continue to serve as Executive Vice President during a transition period, providing assistance as needed. “As a trusted and valuable member of our team for over two decades, Bill has served with distinction as our CFO through periods of significant growth and change at Seacoast”, said Dennis S. Hudson, III, Chief Executive Officer. “We all wish him well and are grateful for his guidance and friendship over the years”.

“Steve’s extensive leadership experience and background will add bench strength to our executive team as we intensify our efforts to accelerate growth, achieve higher levels of financial performance and transform our business model, to produce greater rewards for all our stakeholders,” commented Hudson.

Fowle is currently CFO of WSFS Financial Corporation, a $4.9 billion publicly-traded financial institution in Wilmington, Delaware, since 2005. In this role, he has been a key player in corporate strategy and leadership of company initiatives, including M&A and corporate development activities. He also has directed finance, tax, treasury, accounting, investor relations, vendor management, facilities and payable functions. From 2000 to 2004, Fowle served as CFO at Third Federal Savings and Loan Association of Cleveland, MHC, an $8+ billion multibank holding company of 15+ subsidiaries. Fowle has also served as Vice President of Corporate Finance at a regional investment banking firm.

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“Seacoast has a talented team, an exceptional franchise, and is committed to investment in innovation with a strong position in some of Florida’s most desirable and fastest growing markets. I am excited to join Seacoast’s leadership team to help build its brand and expand its market position,” said Fowle.

Fowle received his B.S. from Stanford University and a Masters of Management, Finance and Marketing from J.L. Kellogg Graduate School of Management at Northwestern University.

About Seacoast Banking Corporation of Florida (NASDAQ: SBCF)

Seacoast Banking Corporation of Florida is one of the largest community banks headquartered in Florida with approximately $3.1 billion in assets and $2.4 billion in deposits. The Company provides integrated financial services including commercial and retail banking, wealth management, and mortgage services to customers through 43 traditional branches of its locally-branded wholly-owned subsidiary bank, Seacoast Bank, and five commercial banking centers.  Offices stretch from Ft. Lauderdale, Boca Raton and West Palm Beach north through the Space Coast of Florida, into Orlando and Central Florida, and west to Okeechobee and surrounding counties.

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